As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-220700

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENOVUS ENERGY INC.

(Exact name of Registrant as specified in its charter)

Canada	1311	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number, if applicable)	(I.R.S. Employer Identification Number, if applicable)

2600, 500 Centre Street S.E.

Calgary, Alberta, Canada T2G 1A6

(403) 766-2000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8641

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Cenovus Energy Inc. 2600, 500 Centre Street S.E. Calgary, Alberta, Canada T2G 1A6 (403) 766-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Blake, Cassels & Graydon LLP 855 - 2nd Street SW Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check appropriate box below):

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	October 10, 2017

Cenovus Energy Inc.

US$7,500,000,000

Debt Securities

Common Shares

Preferred Shares

Subscription Receipts

Warrants

Share Purchase Contracts

Units

We may from time to time offer and sell our debentures, notes or other evidence of indebtedness of any kind, nature or description and which may be issuable in series (collectively, “debt securities”), common shares, preferred shares, subscription receipts, warrants, share purchase contracts and units (collectively, debt securities, common shares, preferred shares, subscription receipts, warrants, share purchase contracts and units are referred to in this prospectus as the “Securities”) having an aggregate offering amount of up to US$7,500,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) during the 25-month period that this prospectus, including any amendments hereto, remains valid. ConocoPhillips Company or its affiliates or their respective permitted assignees (collectively, the “Selling Shareholder” or “ConocoPhillips”, as applicable) may also offer and sell common shares from time to time pursuant to this prospectus. See “Selling Shareholder”. The common shares that may be sold under this prospectus by the Selling Shareholder were acquired by ConocoPhillips in connection with the Acquisition (as defined herein). For additional information regarding the Acquisition, see the Acquisition MCR (as defined herein) and the BAR (as defined herein), which are incorporated by reference herein.

Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements. The Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law. We will provide the specific terms of the Securities in supplements to this prospectus that will be delivered to purchasers together with this prospectus. Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be our direct, unsecured and unsubordinated obligations and will be issued under a trust indenture. You should read this prospectus and any prospectus supplement carefully before you invest in any of the Securities.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are generally accepted accounting principles (“GAAP”) in Canada. Our financial statements, which are subject to United States auditing and auditor independence standards, may not be comparable to financial statements of United States companies.

Certain data relating to our reserves and resources included in or incorporated by reference in this prospectus has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See “Note Relating to Reserves and Resources Disclosure”.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. See “Certain Income Tax Considerations”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of Canada. Most of our directors and officers, and some or all of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. See “Enforceability of Civil Liabilities”.

Investment in the Securities involves certain risks that should be considered by a prospective purchaser. See “Risk Factors” along with the risk factors described in the applicable prospectus supplement pertaining to a distribution of Securities and the risk factors described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information”.

We may sell the Securities and the Selling Shareholder may sell common shares to or through underwriters or dealers, directly to one or more purchasers or through agents. See “Plan of Distribution”. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us and/or the Selling Shareholder in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to us and/or the Selling Shareholder, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us. See “Plan of Distribution”.

Subject to applicable laws, in connection with any offering of Securities, the underwriters or agents, as the case may be, may over-allot or conduct transactions intended to stabilize, maintain or otherwise affect the market price for the Securities at levels other than those which otherwise might prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter or dealer involved in an “at-the-market distribution”, as defined in National Instrument 44-102 — Shelf Distributions (“NI 44-102”), no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to maintain the market price of the Securities. See “Plan of Distribution”.

Our common shares are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “CVE”. On October 6, 2017 and October 9, 2017, the last completed trading days prior to the date of this prospectus, the closing price of the common shares on the TSX and NYSE was $12.05 and US$9.53 per common share, respectively. Unless otherwise specified in the applicable prospectus supplement, the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units will not be listed on any securities or stock exchange. There is no market through which the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and the extent of issuer regulation. See “Risk Factors”.

Mr. Steven F. Leer, Mr. Richard J. Marcogliese, Mr. Charles M. Rampacek and Ms. Rhonda I. Zygocki are directors of Cenovus Energy Inc. (“Cenovus”) who reside outside of Canada. Each of these directors has appointed us as their agent for service of process in Canada at 2600, 500 Centre Street S.E., Calgary, Alberta, Canada T2G 1A6. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

Our head and registered office is located at 2600, 500 Centre Street S.E., Calgary, Alberta, Canada T2G 1A6.

Our earnings coverage ratios for the twelve month period ended December 31, 2016 are less than one-to-one. See “Earnings Coverage”.

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Cenovus”, “we”, “us” and “our” mean Cenovus Energy Inc. and its consolidated subsidiaries and partnerships.

In this prospectus, in any prospectus supplement and in documents incorporated by reference in this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, references to “dollars”, or “$” are to Canadian dollars and all references to “US$” are to United States dollars. Unless otherwise indicated, all financial information included in this prospectus and documents incorporated by reference in this prospectus or included in any prospectus supplement has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are also generally accepted accounting principles for publicly accountable enterprises in Canada.

We may, from time to time, sell any combination of the Securities described in this prospectus, and the Selling Shareholder may, from time to time, sell common shares in one or more offerings up to an aggregate offering amount of US$7,500,000,000 or the equivalent in other currencies. This prospectus provides you with a general description of the Securities that we and, in the case of common shares, that we and the Selling Shareholder may offer. Each time we sell Securities or the Selling Shareholder sells common shares under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

Cenovus has filed with the SEC under the Securities Act of 1933, as amended (the “1933 Act”) a registration statement on Form F-10 relating to the offering of the Securities, of which this prospectus forms part. This prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

Information on or connected to our website, even if referred to in a document incorporated by reference herein, does not constitute part of this prospectus.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward looking statements and forward looking information (collectively referred to as “forward looking information”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995, about our current expectations, estimates and projections about the future, based on certain assumptions made by us in light of our experience and perception of historical trends. Although we believe that the expectations represented by such forward looking information are reasonable, there can be no assurance that such expectations will prove to be correct.

This forward looking information is identified by words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “forecast”, “future”, “target”, “position”, “project”, “committed”, “can be”, “pursue”, “capacity”, “could”, “should”, “will” “focus”, “outlook”, “potential”, “priority”, “may”, “strategy”, “forward”, or similar expressions and includes suggestions of future outcomes, including statements about: our strategy and related milestones and schedules, including expected timing for oil sands expansion phases and associated expected production capacities; projections for 2017 and future years and our plans and strategies to realize such projections; forecast exchange rates and trends; our future opportunities for oil development; forecast operating and financial results, including forecast sales prices, costs and cash flows; targets for our debt to capitalization and debt to adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) ratios; our ability to satisfy payment obligations as they become due; priorities for our capital investment decisions; planned capital expenditures, including the amount, timing and financing thereof; expected future production, including the timing, stability or growth thereof; expected reserves; capacities, including for projects, transportation and refining; our ability to preserve our financial resilience and various plans and strategies with respect thereto; forecast cost savings and sustainability thereof; our priorities for 2017; future impact of regulatory measures; forecast commodity prices, differentials and trends and expected impact to Cenovus; potential impacts to Cenovus of various risks, including those related to commodity prices and the acquisition (the “Acquisition”) from ConocoPhillips of: (i) ConocoPhillips’ 50% interest (being the remaining 50% interest that we did not already own) in FCCL Partnership (“FCCL”), the owner of the Foster Creek, Christina Lake and Narrows Lake oil sands projects in northeast Alberta (the “FCCL Assets”), and (ii) the majority of ConocoPhillips’ western Canadian conventional assets in Alberta and British Columbia (collectively, the “Western Canadian Conventional Assets”, and together with the FCCL Assets, the “Assets”); the potential effectiveness of our risk management strategies; new accounting standards, the timing for the adoption thereof by Cenovus, and anticipated impact on the consolidated balance sheets; expected impacts of the Acquisition; the availability and repayment of our credit facilities; potential asset sales and anticipated use of sales proceeds; expected impacts of the contingent payment related to the Acquisition; future use and development of technology; our ability to access and implement all technology necessary to efficiently and effectively operate our assets and achieve expected and sustain future cost reductions; and projected growth and projected shareholder return. Readers are cautioned not to place undue reliance on forward looking information as Cenovus’s actual results may differ materially from those expressed or implied.

Developing forward looking information involves reliance on a number of assumptions and consideration of certain risks and uncertainties, some of which are specific to us and others that apply to the industry generally. The factors or assumptions on which the forward looking information is based include forecast oil and natural gas prices and other assumptions inherent in our current guidance, available at cenovus.com; our projected capital investment levels, the flexibility of our capital spending plans and the associated source of funding; the achievement of further cost reductions and sustainability thereof; expected condensate prices; estimates of quantities of oil, bitumen, natural gas and liquids from properties and other sources not currently classified as proved; future use and development of technology; our ability to obtain necessary regulatory and partner approvals; the successful and timely implementation of capital projects or stages thereof; our ability to generate sufficient cash flow to meet our current and future obligations; estimated abandonment and reclamation costs, including associated levies and regulations; achievement of expected impacts of the Acquisition; successful integration of more than three million net acres of undeveloped land, exploration and production assets, and related infrastructure in Alberta and British Columbia (the “Deep Basin Assets”) acquired in connection with the Acquisition; our ability to obtain and retain qualified staff and equipment in a timely and cost-efficient manner; our ability to access sufficient capital to pursue our development plans; our ability to complete asset sales, including with desired transaction metrics and the timelines we expect; forecast crude oil and natural gas prices, forecast inflation and other assumptions inherent in our current guidance set out below; expected impacts of the contingent payment to ConocoPhillips; alignment of realized Western Canadian Select (‘WCS’) prices and WCS prices used to calculate the contingent payment to ConocoPhillips; our projected capital investment levels, the flexibility of capital spending plans and the associated sources of funding; sustainability of achieved cost reductions, achievement of further cost reductions and sustainability thereof; expected condensate prices; estimates of quantities of oil, bitumen, natural gas and natural gas liquids (“NGLs”) from properties and other sources not currently classified as proved; future use and development of technology; our ability to access and implement all technology necessary to achieve expected future results; our ability to implement capital projects or stages thereof in a successful and timely manner; our ability to generate sufficient cash flow to meet our current and future obligations; and other risks and uncertainties described from time to time in the filings we make with securities regulatory authorities.

The information contained on our website is not incorporated by reference into this prospectus. The reference to our website is intended to an inactive textual reference.

The risk factors and uncertainties that could cause our actual results to differ materially, include: possible failure by us to realize the anticipated benefits of and synergies from the Acquisition; possible failure to access or implement some or all of the technology necessary to efficiently and effectively operate our assets and achieve expected future results; volatility of and other assumptions regarding commodity prices; the effectiveness of our risk management program, including the impact of derivative financial instruments, the success of our hedging strategies and the sufficiency of our liquidity position; the accuracy of cost estimates; commodity prices, currency and interest rates; possible lack of alignment of realized WCS prices and WCS prices used to calculate the contingent payment to ConocoPhillips; product supply and demand; market competition, including from alternative energy sources; risks inherent in our marketing operations, including credit risks; exposure to counterparties and partners, including the ability and willingness of such parties to satisfy contractual obligations in a timely manner; risks inherent in the operation of our crude-by-rail terminal, including health, safety and environmental risks; maintaining desirable ratios of debt (and net debt) to Adjusted EBITDA as well as debt (and net debt) to capitalization; our ability to access various sources of debt and equity capital, generally, and on terms acceptable to us; our ability to finance growth and sustaining capital expenditures; changes in credit ratings applicable to us or any of our securities; changes to our dividend plans or strategy, including the dividend reinvestment plan; accuracy of our reserves, resources, future production and future net revenue estimates; our ability to replace and expand oil and gas reserves; our ability to maintain our relationship with our partners and to successfully manage and operate our integrated business; reliability of our assets including in order to meet production targets; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; the occurrence of unexpected events such as fires, severe weather conditions, explosions, blow-outs, equipment failures, transportation incidents and other accidents or similar events; refining and marketing margins; inflationary pressures on operating costs, including labour, natural gas and other energy sources used in oil sands processes; potential failure of products to achieve or maintain acceptance in the market; risks associated with fossil fuel industry reputation; unexpected cost increases or technical difficulties in constructing or modifying manufacturing or refining facilities; unexpected difficulties in producing, transporting or refining of crude oil into petroleum and chemical products; risks associated with technology and its application to our business; risks associated with climate change; the timing and the costs of well and pipeline construction; our ability to secure adequate and cost-effective product transportation including sufficient pipeline, crude-by-rail, marine or alternate transportation, including to address any gaps caused by constraints in the pipeline system; availability of, and our ability to attract and retain, critical talent; possible failure to obtain and retain qualified staff and equipment in a timely and cost-efficient manner; changes in labour relationships; changes in the regulatory framework in any of the locations in which we operate, including changes to the regulatory approval process and land-use designations, royalty, tax, environmental, greenhouse gas, carbon, climate change and other laws or regulations, or changes to the interpretation of such laws and regulations, as adopted or proposed, the impact thereof and the costs associated with compliance; the expected impact and timing of various accounting pronouncements, rule changes and standards on our business, our financial results and our consolidated financial statements; changes in general economic, market and business conditions; the political and economic conditions in the countries in which we operate or supply; the occurrence of unexpected events such as war, terrorist threats and the instability resulting therefrom; and risks associated with existing and potential future lawsuits and regulatory actions against us.

Statements relating to “reserves” and “resources” are deemed to be forward looking information, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated, and can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, the forward looking information. You should carefully consider the matters discussed under “Risk Factors” in this prospectus and in any applicable prospectus supplement. You should also refer to “Risk Factors” in our AIF (as defined herein), “Risk Management” in our Annual MD&A (as defined herein) and “Risk Management” in the Interim MD&A (as defined herein), each as incorporated by reference in this prospectus, and to the risk factors described in other documents incorporated by reference in this prospectus.

You should not place undue reliance on the forward looking information contained in this prospectus or incorporated by reference in this prospectus, as actual results achieved will vary from such forward looking information and the variations may be material. We make no representation that actual results achieved will be the same in whole or in part as those set out in the forward looking information. Furthermore, the forward looking information contained or incorporated by reference in this prospectus is made as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. Except as required by applicable securities law, we undertake no obligation to update publicly or otherwise revise any forward looking information or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise or the foregoing lists of factors affecting this information.

This cautionary statement qualifies all forward looking information contained in this prospectus or incorporated by reference in this prospectus.

NOTE RELATING TO RESERVES AND RESOURCES DISCLOSURE

The securities regulatory authorities in Canada have adopted National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose not only proved, probable and possible reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and resources are of a higher uncertainty and are less likely to be accurately estimated or recovered than proved reserves.

We are permitted to disclose reserves in accordance with Canadian securities law requirements and the disclosure in certain of the documents incorporated by reference herein include reserves designated as probable reserves.

The SEC definitions of proved and probable reserves are different from the definitions contained in NI 51-101; therefore, proved and probable reserves disclosed in the documents incorporated by reference herein in compliance with NI 51-101 may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves.

In addition, we are permitted to disclose estimates of resources in accordance with Canadian securities laws and certain documents incorporated by reference herein contain such estimates. The SEC does not permit the disclosure of resources other than reserves in reports filed with it by United States oil and gas reporting companies. Resources other than reserves are not, and should not be confused with, reserves. Additional information regarding these estimates can be found in our Statement of Contingent and Prospective Resources dated February 15, 2017, which is incorporated by reference herein.

The resources other than reserves estimates provided in the documents incorporated by reference herein are estimates only. Actual contingent and prospective resources (and any volumes that may be reclassified as reserves) and future production from such contingent and prospective resources may be greater than or less than the estimates provided therein.

Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves in our NI 51-101 compliant reserves disclosure using forecast prices and costs. The SEC requires that reserves and related future net revenue be estimated based on historical 12 month average prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices.

For additional information regarding the presentation of our reserves and other oil and gas information, see the section entitled “Reserves Data and Other Oil and Gas Information” in our annual information form, which is incorporated by reference herein.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Canada Business Corporations Act. Most of our directors and officers, and some or all of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is a real doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of securities under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in this prospectus may be obtained on request without charge from the Investor Relations department of Cenovus Energy Inc., 2600, 500 Centre Street S.E., Calgary, Alberta, Canada T2G 1A6, telephone (403) 766-2000. These documents are also available through the internet via the System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com.

We file with the securities commission or authority in each of the provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we also file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we file with or furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms. Our filings are also electronically available from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), which can be accessed at www.sec.gov, as well as from commercial document retrieval services.

Under applicable securities laws in Canada and the United States, the Canadian securities commissions and the SEC allow us to incorporate by reference certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian securities commissions under Canadian securities legislation:

(a)	our audited annual consolidated financial statements and auditor’s report thereon as at and for the year ended December 31, 2016;

(b)	our management’s discussion and analysis for the year ended December 31, 2016 (the “Annual MD&A”);

(c)	our unaudited interim condensed consolidated financial statements as at and for the three and six months ended June 30, 2017 (the “Interim Consolidated Financial Statements”);

(d)	our management’s discussion and analysis for the three and six months ended June 30, 2017 (the “Interim MD&A”);

(e)	our annual information form dated February 15, 2017 (the “AIF”);

(f)	our management information circular dated March 3, 2017 in connection with an annual meeting of shareholders held on April 26, 2017;

(g)	our statement of contingent and prospective resources dated February 15, 2017;

(h)	our material change report dated April 5, 2017 (the “Acquisition MCR”);

(i)	our material change report dated June 29, 2017 (the “Retirement MCR”); and

(j)	our business acquisition report dated July 19, 2017 (the “BAR”).

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions (“NI 44-101”) to be incorporated by reference in this prospectus, including any annual information form, audited annual consolidated financial statements (together with the auditor’s report thereon), information circular, unaudited interim consolidated financial statements, management’s discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports filed by us with securities commissions or similar authorities in the relevant provinces and territories of Canada subsequent to the date of this prospectus and prior to the termination of the offering of Securities under any prospectus supplement shall be deemed to be incorporated by reference into this prospectus. These documents are available through the internet on SEDAR. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus, shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such reports. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

Any “template version” of “marketing materials” (as those terms are defined under applicable Canadian securities laws) that are utilized in connection with the distribution of Securities will be filed on SEDAR. In the event that such marketing materials are filed after the date of the applicable prospectus supplement for the offering and before termination of the distribution of such Securities, such filed versions of the marketing materials will be deemed to be incorporated by reference into the applicable prospectus supplement for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

We will file updated earnings coverage ratios quarterly with the applicable securities regulatory authorities, including the SEC, either as prospectus supplements or exhibits to our unaudited interim consolidated financial statements and audited annual consolidated financial statements which will be deemed to be incorporated by reference in this prospectus for the purpose of the offering of the Securities.

Upon a new annual information form and related audited annual consolidated financial statements and management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, the previous annual information form, the previous audited annual consolidated financial statements and related management’s discussion and analysis, all unaudited interim consolidated financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and corresponding audited annual consolidated financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus. Upon new unaudited interim consolidated financial statements and related management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, all unaudited interim consolidated financial statements and related management’s discussion and analysis filed prior to the new unaudited interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus. Upon a new information circular relating to an annual meeting of our shareholders being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, the information circular for the preceding annual meeting of our shareholders shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus.

All information permitted under applicable securities laws to be omitted from this prospectus will be contained or incorporated by reference in one or more prospectus supplements that will be delivered to purchasers together with this prospectus and any amendments hereto. Each prospectus supplement will be deemed to be incorporated by reference in this prospectus for the purposes of applicable securities legislation as of the date of the prospectus supplement and only for the purposes of the offering of the Securities to which the prospectus supplement pertains.

CENOVUS ENERGY INC.

Cenovus is a Canadian integrated oil company headquartered in Calgary, Alberta. We began independent operations on December 1, 2009 following the split of Encana Corporation into two independent publicly traded energy companies. Cenovus is in the business of developing, producing and marketing crude oil, NGLs and natural gas in Canada with marketing activities and refining operations in the United States.

Our reportable segments are as follows:

•	Oil Sands, which includes the development and production of bitumen and natural gas in northeast Alberta. Our bitumen assets include Foster Creek, Christina Lake and Narrows Lake as well as projects in the early stages of development, such as Telephone Lake. Our interest in certain of our operated oil sands properties, notably Foster Creek, Christina Lake and Narrows Lake, increased from 50 percent to 100 percent on May 17, 2017.

•	Deep Basin, which includes approximately three million net acres of land primarily in the Elmworth-Wapiti, Kaybob-Edson, and Clearwater operating areas, is rich in natural gas and NGLs. The assets reside in Alberta and British Columbia and include interests in numerous natural gas processing facilities. The Deep Basin Assets were acquired on May 17, 2017.

•	Conventional, which has been classified as a discontinued operation as we have commenced marketing for sale our Conventional assets. This segment includes the development and production of conventional crude oil, NGLs and natural gas in Alberta and Saskatchewan, including the heavy oil assets at Pelican Lake, the carbon dioxide enhanced oil recovery project at Weyburn and emerging tight oil opportunities.

•	Refining and Marketing, which is responsible for transporting, selling and refining crude oil into petroleum and chemical products. We jointly own two refineries in the United States with the operator Phillips 66, an unrelated United States public company. In addition, we own and operate a crude-by-rail terminal in Alberta. This segment coordinates our marketing and transportation initiatives to optimize product mix, delivery points, transportation commitments and customer diversification.

•	Corporate and Eliminations, which primarily includes unrealized gains and losses recorded on derivative financial instruments, gains and losses on divestiture of assets, as well as other Cenovus-wide costs for general and administrative, financing activities and research costs. As financial instruments are settled, the realized gains and losses are recorded in the reportable segment to which the derivative instrument relates. Eliminations relate to sales and operating revenues, and purchased product between segments, recorded at transfer prices based on current market prices, and to unrealized intersegment profits in inventory.

RECENT DEVELOPMENTS

On September 5, 2017, we announced that we entered into a definitive agreement to sell our Pelican Lake heavy oil operations, as well as other miscellaneous assets in northern Alberta (the “Pelican Lake Assets”), for gross cash proceeds of $975 million. The sale of the Pelican Lake Assets closed on September 29, 2017. Net proceeds from the sale of the Pelican Lake Assets were applied against the $3.6 billion asset sale bridge credit facility (the “Bridge Facility”) put in place to help fund the Acquisition, $900 million of which was used to retire the first tranche of the Bridge Facility, with the remaining two tranches maturing in November 2018 and May 2019.

On September 25, 2017, we announced that we entered into a definitive agreement to sell our Suffield crude oil and natural gas operations in southern Alberta, which include our properties on Canadian Forces Base Suffield and the adjacent Alderson property (the “Suffield Assets”), for gross cash proceeds of $512 million and a deferred purchase price adjustment that gives us the opportunity to benefit from potential additional payments of up to $36 million. The sale of the Suffield Assets is expected to close in the fourth quarter, subject to customary closing conditions. Net proceeds from the sale of the Suffield Assets will be applied against the Bridge Facility.

CONSOLIDATED CAPITALIZATION

On September 29, 2017, the net proceeds from the sale of the Pelican Lake Assets were applied against the Bridge Facility, the majority of which were used to retire the first tranche of the Bridge Facility. Other than the foregoing, there have been no material changes in our share and loan capital, on a consolidated basis, since June 30, 2017.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the Securities for general corporate purposes. Those general corporate purposes may include capital expenditures, the repayment of indebtedness and the financing of acquisitions. The amount of net proceeds to be used for any such purpose will be described in the applicable prospectus supplement. We may invest funds that we do not immediately require in short-term marketable securities. The Selling Shareholder will not, directly or indirectly, receive any proceeds from any offering of Securities by us under this prospectus. We will not, directly or indirectly, receive any proceeds from any sale of common shares by the Selling Shareholder.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Cenovus” refer only to Cenovus Energy Inc. without any of its subsidiaries or partnerships through which it operates. The following description describes certain general terms and provisions of the debt securities.

We may issue debt securities either separately or together with or upon the conversion of or in exchange for other Securities. The particular terms and provisions of each series of debt securities we may offer, including any conversion or exchange rights attaching to the debt securities, will be described in greater detail in the applicable prospectus supplement which may provide information that is different from this prospectus. We reserve the right to include in a prospectus supplement specific variable terms pertaining to the debt securities that are not within the descriptions set forth in this prospectus. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those debt securities.

Debt securities offered pursuant to this prospectus may be issued under an indenture dated August 17, 2012 between us and The Bank of New York Mellon, as “Trustee” (the “2012 Indenture”) or under an indenture dated April 7, 2017 between us and The Bank of New York Mellon, as “Trustee” (the “2017 Indenture” and together with the 2012 Indenture, the “Indentures”). The Indentures are subject to and governed by the United States Trust Indenture Act of 1939, as amended. We may also, from time to time, issue debt instruments and incur additional indebtedness pursuant to this prospectus under one or more indentures other than the 2012 Indenture or the 2017 Indenture.

General

The applicable prospectus supplement relating to a distribution of debt securities to be issued under the 2012 Indenture, the 2017 Indenture or otherwise, will disclose the specific terms of such debt securities. Those terms may include some or all of the following:

•	the specific designation and the aggregate principal amount of the debt securities of such series;

•	the extent and manner, if any, to which payment on or in respect of our debt securities of such series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which our debt securities of such series will be issued;

•	the date or dates on which the principal of (and premium, if any, on) our debt securities of such series will be payable and the portion (if less than the principal amount) of the debt securities of such series to be payable upon a declaration of acceleration of maturity and/or the method by which such date or dates shall be determined or extended;

•	the rate or rates (whether fixed or variable) at which our debt securities of such series will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which any interest will be payable and the regular record dates for the payment of interest on our debt securities of such series in registered form;

•	the place or places where the principal of (and premium, if any, and interest, if any, on) our debt securities will be payable, and each office or agency where our debt securities of such series may be presented for registration of transfer or exchange;

•	if other than United States dollars, the currency in which our debt securities of such series are denominated or in which currency payment of the principal of (and premium, if any, and interest, if any, on) such debt securities of such series will be payable;

•	whether our debt securities of such series will be issuable in the form of one or more global securities and, if so, the identity of the depositary for the global securities;

•	any mandatory or optional redemption or sinking fund provisions;

•	the period or periods, if any, within which, the price or prices at which, the currency in which and the terms and conditions upon which our debt securities of such series may be redeemed or purchased by us;

•	the terms and conditions, if any, upon which you may redeem our debt securities of such series prior to maturity and the price or prices at which and the currency in which our debt securities of such series are payable;

•	any index used to determine the amount of payments of principal of (and premium, if any, or interest, if any, on) our debt securities of such series;

•	the terms, conditions and procedures, if any, on which our debt securities may be converted or exchanged for other of our securities, including common shares, preferred shares, debt securities or debt securities of other entities;

•	any other terms of our debt securities of such series, including covenants and events of default which apply solely to a particular series of our debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to our debt securities of such series which do not apply to a particular series of our debt securities;

•	if other than The Depository Trust Company, the person designated as the depositary for the debt securities of such series;

•	any applicable material Canadian and United States federal income tax consequences;

•	whether and under what circumstances we will pay additional amounts on the debt securities of such series in respect of certain taxes (and the terms of any such payment) and, if so, whether we will have the option to redeem the debt securities of such series rather than pay additional amounts (and the terms of any such option);

•	whether the payment of our debt securities will be guaranteed by any other person; and

•	if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof, the denominations in which any securities of the series shall be issuable.

In addition to new issues of debt securities, this prospectus may be used in connection with the remarketing of outstanding debt securities, in which case the terms of the remarketing and of the remarketed debt securities will be set forth in the applicable prospectus supplement.

We may also issue Exchange Notes (as defined herein) under a prospectus supplement in exchange for our 2017 Notes (as defined herein). The 2017 Notes were issued by us to certain initial purchasers, and sold by such initial purchasers to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the 1933 Act and to certain non-United States persons outside the United States in offshore transactions in reliance on Regulation S under the 1933 Act. In connection with the issuance of the 2017 Notes, we entered into a registration rights agreement in respect of the 2017 Notes. See “Plan of Distribution”.

DESCRIPTION OF SHARE CAPITAL

The following sets forth the terms and provisions of our existing capital. The particular terms and provisions of the common shares and/or preferred shares offered by a prospectus supplement and the extent to which these general terms and provisions apply will be described in such prospectus supplement. Cenovus is authorized to issue: (i) an unlimited number of common shares; and (ii) first preferred shares and second preferred shares (collectively, the “preferred shares”) up to an aggregate number not to exceed 20% of the aggregate number of common shares then outstanding.

Common Shares

The following description is subject to, and qualified by reference to, the terms and provisions of our articles and by-laws.

The holders of common shares are entitled: (i) to receive dividends if, as and when declared by the board of directors of Cenovus (the “Board”); (ii) to receive notice of, to attend, and to vote on the basis of one vote per common share held, at all meetings of shareholders; and (iii) to participate in any distribution of Cenovus’s assets in the event of liquidation, dissolution or winding up or other distribution of Cenovus’s assets among its shareholders for the purpose of winding up its affairs.

The declaration of dividends is at the sole discretion of the Board and is considered each quarter. All dividends will be reviewed by the Board and may be increased, reduced or suspended from time to time. Our ability to pay dividends and the actual amount of such dividends is dependent upon, among other things, our financial performance, our debt covenants and obligations, our ability to meet our financial obligations as they come due, our working capital requirements, our future tax obligations, our future capital requirements, commodity prices and the risk factors set forth in the documents incorporated by reference in this prospectus.

Preferred Shares

The following description is subject to, and qualified by reference to, the terms and provisions of our articles and by-laws.

Preferred shares may be issued in one or more series. The Board may determine the designation, rights, privileges, restrictions and conditions attached to each series of preferred shares before the issue of such series. Holders of the preferred shares are not entitled to vote at any meeting of the shareholders of Cenovus, but may be entitled to vote if Cenovus fails to pay dividends on that series of preferred shares. The first preferred shares are entitled to priority over the second preferred shares and the common shares, and the second preferred shares are entitled to priority over the common shares, with respect to the payment of dividends and the distribution of assets of Cenovus in the event of any liquidation, dissolution or winding up of Cenovus’s affairs.

The specific terms of a series of preferred shares as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. Thus, the statements made in this section may not apply to a particular series of preferred shares.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

This section describes the general terms that will apply to any subscription receipts that may be offered by us pursuant to this prospectus.

Subscription receipts may be offered separately or together with common shares and/or other securities of Cenovus. The subscription receipts will be issued under one or more subscription receipt agreements that will be entered into by us and a subscription receipt agent at the time of issuance of the subscription receipts. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those subscription receipts.

A subscription receipt will entitle the holder thereof to receive a common share and/or other securities of Cenovus, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by us or one or more of our subsidiaries. The proceeds from an offering of subscription receipts will be held in escrow by an escrow agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of subscription receipts will receive common shares and/or other securities of Cenovus upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their subscription receipts together with any interest or other income earned thereon, as determined by the terms of the applicable escrow.

Holders of subscription receipts are not shareholders of Cenovus. The particular terms and provisions of subscription receipts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such subscription receipts. This description will include, where applicable: (i) the number of subscription receipts offered; (ii) the price at which the subscription receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of subscription receipts will become entitled to receive common shares and/or other securities of Cenovus; (iv) the number of common shares and/or other securities of Cenovus that may be obtained upon conversion of each subscription receipt; (v) the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each such security; (vi) the terms relating to the holding and release of the gross proceeds from the sale of the subscription receipts plus any interest and income earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the subscription receipts; and (viii) any other material terms and conditions of the subscription receipts including, without limitation, transferability and adjustment terms and whether the subscription receipts will be listed on a stock exchange.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants that may be offered by us pursuant to this prospectus.

We may issue warrants to purchase common shares, preferred shares or debt securities. Warrants may be offered separately or together with other securities and may be attached to or separate from other securities. The warrants either will be issued under a warrant indenture or agreement that will be entered into by us or a trustee at the time of issuance of the warrants or will be represented by warrant certificates issued by us.

Holders of warrants are not shareholders of Cenovus. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such warrants. This description will include, where applicable: (i) the title or designation of the warrants; (ii) the number of warrants offered; (iii) the price at which the warrants will be offered; (iv) the number of common shares and/or other securities of Cenovus purchasable upon exercise of the warrants and the procedures for exercise; (v) the exercise price of the warrants; (vi) the dates or periods during which the warrants are exercisable and when they expire; (vii) the designation and terms of any other securities with which the warrants will be offered, if any, and the number of warrants that will be offered with each such security; (viii) the material income tax consequences of owning, holding and disposing of the warrants; and (ix) any other material terms and conditions of the warrants including, without limitation, transferability and adjustment terms and whether the warrants will be listed on a stock exchange. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

This section describes the general terms that will apply to any share purchase contracts that may be offered by us pursuant to this prospectus.

We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of common shares or preferred shares, as applicable, at a future date or dates, and including by way of instalment.

The price per common share or preferred share and the number of common shares or preferred shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine.

The share purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

Holders of share purchase contracts are not shareholders of Cenovus. The particular terms and provisions of share purchase contracts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such share purchase contracts. This description will include, where applicable: (i) whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, common shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts; (ii) whether the share purchase contracts are to be prepaid or not or paid in instalments; (iii) any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied; (iv) whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of common shares or preferred shares; (v) any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts; (vi) the date or dates on which the sale or purchase must be made, if any; (vii) whether the share purchase contracts will be issued in fully registered or global form; (viii) the material income tax consequences of owning, holding and disposing of the share purchase contracts; and (ix) any other material terms and conditions of the share purchase contracts including, without limitation, transferability and adjustment terms and whether the share purchase contracts will be listed on a stock exchange. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those share purchase contracts.

DESCRIPTION OF UNITS

This section describes the general terms that will apply to any units that may be offered by us pursuant to this prospectus.

We may issue units comprised of one or more of the other Securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable: (i) the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; (iii) whether the units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the units. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those units.

RISK FACTORS

In addition to the risk factors set forth below, additional risk factors relating to our business are discussed in our annual information form and our Annual MD&A and our Interim MD&A, and certain other documents incorporated by reference or deemed to be incorporated by reference in this prospectus, which risk factors are incorporated by reference in this prospectus. Prospective purchasers of Securities should consider carefully the risk factors set forth below, as well as the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing Securities offered hereby. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the securities could be materially adversely affected.

The common shares may be subject to price and volume fluctuations, and the market price for the common shares following an offering may drop below the offering price.

Securities markets experience considerable price and volume volatility, which may be unrelated to the operating performance of Cenovus or the affected companies. The market price of publicly traded stock is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade suggests that the trading price of the common shares may continue to be volatile. These fluctuations may affect the price of the common shares following an offering, and the market price of the common shares may drop below the offering price. As a result of this volatility, you may not be able to sell your common shares at or above the offering price.

The decision to pay dividends and the amount of such dividends is subject to the discretion of the Board based on numerous factors and may vary from time to time.

The amount of cash available to Cenovus to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: Cenovus’s operational and financial performance; fluctuations in the costs to produce natural gas, oil and NGLs; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity markets; foreign currency exchange rates and interest rates; and the risk factors set forth in this prospectus and documents incorporated by reference in this prospectus.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board, which regularly evaluates our proposed dividend payments and the solvency test requirements of the Canada Business Corporations Act. In addition, the level of dividends per common share will be affected by the number of outstanding common shares and other securities that may be entitled to receive cash dividends or other payments. Dividends may be increased, reduced or suspended from time to time. Our ability to pay dividends and the actual amount of such dividends is dependent upon, among other things, our financial performance, our debt covenants and obligations, our ability to meet our financial obligations as they come due, our working capital requirements, our future tax obligations, our future capital requirements, commodity prices and the risk factors set forth in the documents incorporated by reference in this prospectus. The market value of the common shares may deteriorate if Cenovus is unable to meet dividend expectations in the future, and that deterioration may be material.

Credit ratings accorded to securities may not remain in effect or may change in the future and may not reflect all risks associated with an investment in the securities.

Our perceived creditworthiness and changes in credit ratings accorded to our securities, if any, may affect the market price or value and the liquidity of such securities. There is no assurance that the ratings, if any, accorded to any of such securities will remain in effect for any given period of time or that the ratings will not be revised or withdrawn entirely in the future by the relevant rating agency. Real or anticipated changes in credit ratings on such securities may affect the market value of such securities. In addition, real or anticipated changes in credit ratings can affect the cost of or terms on which we can issue such securities or obtain alternative financing.

Credit ratings assigned to us and to our securities by independent rating agencies may not reflect all risks associated with an investment in such securities. Any credit ratings applied to such securities are an independent assessment of our ability to pay obligations. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed in this prospectus or documents incorporated by reference in this prospectus on the value of such securities.

There is an absence of a public market for the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and there can be no assurance as to the liquidity of the trading market for such securities or that a trading market for such securities will develop.

Prior to an offering, there will be no public market for the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and we may not apply for a listing of such securities on any securities exchange. As a result, purchasers may not be able to resell such securities. If such securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition. The absence of a public market for such securities may affect the pricing of such securities in the secondary market, if any such market develops, the transparency and availability of trading prices, the liquidity of such securities and the extent of issuer regulation. There can be no assurance as to the liquidity of any trading market of such securities or that a trading market for such securities will develop.

In certain circumstances the debt securities may be subordinated to the security interests of our lenders and the indebtedness of our subsidiaries and partnerships.

The debt securities are not subordinated to any other indebtedness and they are not secured. Although our various debt instruments restrict secured indebtedness, such indebtedness may be incurred, subject to certain conditions. In addition, our subsidiaries and partnerships may incur indebtedness, subject to certain limitations. The debt securities will be effectively subordinated to creditors of our subsidiaries and partnerships, in that our right to participate as a stockholder or partner in the distribution of the assets of any subsidiary or partnership, as the case may be, upon any such distribution would be subject to the prior claims of the creditors of such subsidiary or partnership, as the case may be. We conduct a substantial portion of our business through corporate and partnership subsidiaries.

The Indentures permit us, at any time and from time to time, to complete reorganizations with any of our wholly-owned direct or indirect subsidiaries provided that certain conditions are met. In the event of any such reorganization, the debt securities may continue to be our obligations in circumstances where our assets are comprised of (and potentially limited to) our ownership interest in the subsidiaries through which our operations are thereafter conducted. Such subsidiaries, which following completion of a reorganization may hold all of the assets formerly held by us, are not restricted under the Indentures with respect to subsequent asset dispositions or incurring indebtedness.

Certain securities may be subject to exchange rate and exchange controls risk.

An investment in debt securities or preferred shares that are denominated in a foreign currency may entail significant risks. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the Canadian dollar and such foreign currency and the possibility of the imposition or modification of foreign controls by either the Canadian or foreign governments. Such risks generally depend on economic and political events over which we have no control. Rates of exchange between Canadian dollars and certain foreign currencies are subject to considerable volatility. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in such rate that will occur during the term of any such security. Depreciation of the currency in which the security is denominated against the Canadian dollar would result in a decrease in the effective yield of such security below its coupon rate on a Canadian dollar basis, and in certain circumstances could result in a loss to the investor on a Canadian dollar basis.

Future exchange controls may affect the availability of a specified foreign currency and our ability to make payments on securities in a specified foreign currency.

Certain governments have imposed, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on the securities. Even if there are no actual exchange controls, it is possible that the specified currency for any such security will not be available at such security’s maturity.

In the event that any of the Securities are redeemable, purchasers of such Securities may be adversely impacted.

If any of the Securities are redeemable at our option, as set forth in the applicable prospectus supplement, we may choose to redeem such securities from time to time, in accordance with our rights, including when prevailing interest rates are lower than the rates borne by such securities. If prevailing rates are lower at the time of redemption, a purchaser may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the securities being redeemed. Redemption rights may also adversely impact a purchaser’s ability to sell such securities as the optional redemption date or period approaches.

Prevailing interest rates for comparable securities will affect the market price or value of the debt securities or preferred shares.

Prevailing interest rates will affect the market price or value of the debt securities or preferred shares. Assuming all other factors remain unchanged, the market price or value of the debt securities or preferred shares may decline as prevailing interest rates for comparable debt securities or preferred shares rise.

In the event that securities are issued with a floating rate of interest, purchasers of such securities may be adversely impacted.

An investment in securities which are issued with a floating rate of interest entails significant risks not associated with investments in fixed rate securities. The resetting of the applicable rate on a floating rate security may result in lower interest compared to a fixed rate security issued at the same time. The applicable rate on a floating rate security will fluctuate in accordance with fluctuations in the instrument or obligation on which the applicable rate is based, which in turn may fluctuate and be affected by a number of interrelated factors, including economic, financial and political events over which we have no control.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, including, for investors who are non-residents of Canada, whether the payments of principal, interest or distributions, if any, on the Securities will be subject to Canadian non-resident withholding tax.

The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may offer and sell Securities and the Selling Shareholder may, in accordance with the terms of the Registration Rights Agreement (as defined herein), offer and sell common shares to or through underwriters, brokers or dealers (including through block trades of common shares), directly to one or more purchasers or through agents. In effecting such sales, brokers or dealers may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions, or transactions in which the broker-dealer solicits purchasers. These Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law.

The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or prices related to such prevailing market prices to be negotiated with purchasers, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities.

If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us, or in the case of common shares offered by the Selling Shareholder, to the Selling Shareholder.

In connection with the sale of Securities, or in the case of common shares offered by the Selling Shareholder, underwriters may receive compensation from us, and from the Selling Shareholder in the case of common shares offered by the Selling Shareholder, or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from us and/or the Selling Shareholder, as applicable and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the 1933 Act.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us, or in the case of common shares offered by the Selling Shareholder, the Selling Shareholder may authorize dealers or other persons acting as the Selling Shareholder’s agents to solicit offers by certain institutions to purchase common shares directly from the Selling Shareholder, pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The applicable prospectus supplement will also set forth the terms of the offering relating to particular Securities, and in the case of the Selling Shareholder, relating to common shares, including to the extent applicable, the initial offering price, our proceeds and/or those of the Selling Shareholder from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to the particular Securities or common shares sold to or through underwriters by us and/or the Selling Shareholder, as applicable, will be named in the prospectus supplement relating to such Securities.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution”, as defined in NI 44-102, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

Under agreements which may be entered into by us and/or the Selling Shareholder, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us and/or the Selling Shareholder against certain liabilities, including liabilities under the 1933 Act and Canadian provincial securities legislation, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we and/or the Selling Shareholder enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units will be a new issue of securities with no established trading market. Unless otherwise specified in a prospectus supplement, the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units will not be listed on any securities exchange or on any automated dealer quotation system. This may affect the pricing of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and the extent of issuer regulation. Certain broker-dealers may make a market in the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units of any series or as to the liquidity of the trading market, if any, for such securities.

The Selling Shareholder may also enter into derivative transactions with third parties. If a prospectus supplement so indicates, in connection with those derivatives, the third parties may sell common shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use common shares pledged by the Selling Shareholder or borrowed from the Selling Shareholder or others to settle those sales or to close out any related open borrowings of common shares, and may use common shares received from the Selling Shareholder in settlement of those derivatives to close out any related open borrowings of common shares. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement.

Any of the common shares held by the Selling Shareholder and covered by this prospectus may be sold in private transactions or under Rule 144 under the 1933 Act, or under another exemption from the registration requirements of the 1933 Act rather than pursuant to this prospectus.

On April 7, 2017, under the 2017 Indenture, we issued US$2.9 billion aggregate principal amount of senior notes in three series: (a) US$1.2 billion aggregate principal amount of 4.25% senior notes due 2027; (b) US$0.7 billion aggregate principal amount of 5.25% senior notes due 2037; and (c) US$1.0 billion aggregate principal amount of 5.40% senior notes due 2047 (collectively, the “2017 Notes”). In connection with the offering of the 2017 Notes, we entered into a purchase agreement dated April 7, 2017 (the “Purchase Agreement”) and a registration rights agreement dated April 7, 2017 (the “144A Registration Rights Agreement”) each with J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the 2017 Notes, and any other initial purchasers named in the Purchase Agreement under the offering of the 2017 Notes, pursuant to which we are obligated to file an exchange offer registration statement with the United States Securities and Exchange Commission (the “SEC”) and make an exchange offer (the “Exchange Offer”) for the 2017 Notes whereby the holders of the 2017 Notes are entitled to exchange the 2017 Notes for notes of like aggregate principal amount that were issued under the terms of the 2017 Indenture, without restrictions on transfer and that are registered under the 1933 Act, and otherwise having the same terms and provisions as the 2017 Notes so exchanged (the “Exchange Notes”).

In compliance with the guidelines of the United States Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed eight percent of the aggregate gross sales proceeds of any Securities offered hereby. In addition, if more than five percent of the net proceeds of any offering of Securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

EARNINGS COVERAGE

The earnings coverage ratios do not give effect to any Securities offered by this prospectus since the aggregate amount of Securities that will be issued hereunder, if any, and the terms of issue are not presently known. The earnings coverage ratios set forth below do not purport to be indicative of the earnings coverage ratios for any future periods.

Period Ended December 31, 2016

The following sets forth our earnings coverage ratios calculated for the twelve month period ended December 31, 2016, based on audited financial information. The following financial ratios give pro forma effect to the issuance of and related use of proceeds of the following: the issuance of the 2017 Notes and the net drawdown of an aggregate principal amount of $2.65 billion on the Bridge Facility (collectively, the “December 31, 2016 Adjustments”). Adjustments for other normal course issuances and repayments of financial liabilities subsequent to December 31, 2016, would not materially affect the ratios and, as a result, have not been made. A second set of financial ratios have been included that also give pro forma effect to the acquisition from ConocoPhillips of its 50 percent interest in FCCL (the “FCCL Acquisition”) as reflected in our unaudited pro forma consolidated statement of earnings for the year ended December 31, 2016 contained in our unaudited pro forma consolidated financial statements as at and for the year ended December 31, 2016 which are contained in our prospectus supplement dated March 29, 2017 (the “March 2017 Prospectus”) to our short form base shelf prospectus dated February 24, 2016 and incorporated by reference in the BAR, which is itself incorporated by reference herein. The March 2017 Prospectus is available on SEDAR.

After giving pro forma effect to the December 31, 2016 Adjustments, our adjusted borrowing costs on all interest bearing financial liabilities amounted to $626 million for the twelve month period ended December 31, 2016. Our net earnings plus income tax and borrowing costs on all interest bearing financial liabilities for the twelve month period ended December 31, 2016 was $(467) million, which is (0.7) times our adjusted borrowing cost requirements for the period. After also giving pro forma effect to the FCCL Acquisition, our net earnings plus income tax and borrowing costs on all interest bearing financial liabilities was $1,774 million for the twelve month period ended December 31, 2016, which is 2.8 times our adjusted borrowing cost requirements for the period.

	December 31, 2016	Giving Pro Forma effect to the FCCL Acquisition December 31, 2016
Net earnings available for all interest bearing financial liabilities(1)	(0.7) times(2)	2.8 times
Supplemental coverage ratio: net earnings available for short-term borrowings and long-term debt before unrealized (gains) and losses on risk management activities(3)	0.1 times(4)	3.7 times

Notes:

(1)	Calculated as net earnings plus income tax and borrowing costs on all interest bearing financial liabilities; divided by borrowing costs for all interest bearing financial liabilities.
(2)	The dollar amount of the numerator for this earnings coverage ratio that would be required to achieve a ratio of one-to-one is $626 million.
(3)	Calculated as net earnings plus income tax, interest on short-term borrowings and long-term debt and before unrealized (gains) and losses on risk management activities; divided by interest expense on short-term borrowings and long-term debt. This supplemental coverage ratio is therefore based on a financial measure that is a non-GAAP financial measure and does not have the standardized meaning of “earnings” as prescribed by Form 44-101F1 — Short Form Prospectus (“44-101F1”) and therefore may not be comparable to similar measures presented by other entities. This measure should not be construed as an alternative to the prescribed ratios based off of “earnings” as defined in 44-101F1. We believe that this supplemental coverage ratio is a relevant measure for investors as the realization of unrealized (gains) and losses are yet to be determined and will be realized in future periods.
(4)	The dollar amount of the numerator for this earnings coverage ratio that would be required to achieve a ratio of one-to-one is $626 million.

Period ended June 30, 2017

The following sets forth our earnings coverage ratios calculated for the twelve month period ended June 30, 2017, based on unaudited financial information. The following financial ratios give pro forma effect to the repayment of $950 million under the Bridge Facility (the “June 30, 2017 Adjustment”). Adjustments for normal course issuances and repayments of financial liabilities subsequent to June 30, 2017, would not materially affect the ratios and, as a result, have not been made.

After giving pro forma effect to the June 30, 2017 Adjustment, our adjusted borrowing costs on all interest bearing financial liabilities amounted to $403 million for the twelve month period ended June 30, 2017. Our net earnings plus income tax and borrowing costs on all interest bearing financial liabilities was $3,765 million for the twelve month period ended June 30, 2017, which is 9.3 times our adjusted borrowing cost requirements for the period.

June 30, 2017
Net earnings available for all interest bearing financial liabilities(1)	9.3 times
Supplemental coverage ratio: net earnings available for short-term borrowings and long-term debt before unrealized (gains) and losses on risk management activities(2)	8.6 times

Notes:

(1)	Calculated as net earnings plus income tax and borrowing costs on all interest bearing financial liabilities; divided by borrowing costs for all interest bearing financial liabilities. Net earnings includes a non-cash revaluation gain of $2.5 billion.
(2)	Calculated as net earnings plus income tax, interest on short-term borrowings and long-term debt and before unrealized (gains) and losses on risk management activities; divided by interest expense on short-term borrowings and long-term debt. Net earnings includes a non-cash revaluation gain of $2.5 billion. This supplemental coverage ratio is therefore based on a financial measure that is a non-GAAP financial measure and does not have the standardized meaning of “earnings” as prescribed by 44-101F1 and therefore may not be comparable to similar measures presented by other entities. This measure should not be construed as an alternative to the prescribed ratios based off of “earnings” as defined in 44-101F1. We believe that this supplemental coverage ratio is a relevant measure for investors as the realization of unrealized (gains) and losses are yet to be determined and will be realized in future periods.

SELLING SHAREHOLDER

As at the date hereof, based on publicly available information, the Selling Shareholder beneficially owns and is the shareholder of record of 208,000,000 common shares, which is approximately 16.9% of the outstanding common shares of Cenovus.

The common shares were acquired in connection with the Acquisition as part of the consideration for the Assets.

The terms under which the common shares may be offered by the Selling Shareholder will be described in the applicable prospectus supplement. The prospectus supplement for or including any offering of common shares by the Selling Shareholder will include, without limitation, where applicable: (a) the number of common shares being distributed for the account of the Selling Shareholder; and (b) the number of common shares to be owned, controlled or directed by the Selling Shareholder after the distribution and the percentage that number or amount represents out of the total number of outstanding common shares.

Registration Rights Agreement

The following is a summary of certain provisions contained in the registration rights agreement dated effective May 17, 2017 between us and ConocoPhillips (the “Registration Rights Agreement”) and is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which has been filed under Cenovus’s profile at www.sedar.com and with the SEC on EDGAR at www.sec.gov.

The Registration Rights Agreement provides ConocoPhillips and its permitted assigns (“Holders”) with the right (the “Demand Registration Right”) to require us from the date that is six months following May 17, 2017 (being the Acquisition closing date) until the date when the Holders collectively hold 3.5% or less of the then outstanding common shares (the “Registration Period”), to qualify the distribution of the common shares held by ConocoPhillips, and any common shares or other securities of Cenovus issued as a dividend, distribution, exchange, share split, recapitalization, or other corporate event in respect of such common shares (the “Registrable Securities”), by prospectus filed with the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada and/or the SEC pursuant to the multijurisdictional disclosure system between the United States and Canada (a “Demand Distribution”). The Holders are entitled to request up to three Demand Distributions in any one 365 day period, with the first 365 day period commencing at the beginning of the Registration Period. We must use commercially reasonable efforts to assist the Holders in making a Demand Distribution.

In addition, the Registration Rights Agreement provides the Holders with the right (the “Piggy-Back Registration Right”), among others, to require us to include Registrable Securities, in any future public distribution in Canada or the United States undertaken by us during the Registration Period (a “Distribution”). We must use reasonable efforts to cause to be included in the Distribution all of the Registrable Securities the Holders request to be sold pursuant to the Piggy-Back Registration Right; provided, however, that if the Distribution involves an underwriting and the lead underwriter(s) determine that the total number of common shares to be included in such Distribution should be limited for certain prescribed reasons, the common shares to be included in the Distribution will be first allocated to us.

The Piggy-Back Registration Right and Demand Registration Right are subject to various conditions and limitations, and we are entitled to defer any Demand Distribution in certain circumstances, including during a blackout period under our Disclosure, Confidentiality and Employee Trading Policy, for a limited period.

The Registration Rights Agreement includes provisions providing for each of Cenovus and the Holders to indemnify each other for losses or claims caused by the applicable party’s inclusion of a misrepresentation in disclosure included in a prospectus related to a Distribution, for breaches of applicable securities laws and for other losses or claims caused by such party.

Subject to certain exceptions, all expenses incurred in connection with a registration pursuant to a Demand Distribution or a Distribution for which the Piggy-Back Registration Right is exercised (excluding underwriters’ discounts and commissions, if any, and applicable transfer taxes, if any, in respect of Registrable Securities being distributed, which shall be borne by the selling Holder) shall be borne by Cenovus.

If a Holder ceases to be affiliated with ConocoPhillips, the Holder will cease to have any rights or obligations under the Registration Rights Agreement. The Registration Rights Agreement will terminate when the Holders collectively hold 3.5% or less of the then outstanding common shares.

ConocoPhillips may also sell common shares other than pursuant to this short form base shelf prospectus. Cenovus cannot predict when or in what amounts ConocoPhillips may sell any of the common shares qualified for distributions by this short form base shelf prospectus.

Investor Agreement

The following is a summary of certain provisions contained in the investor agreement dated effective May 17, 2017 between us and ConocoPhillips (the “Investor Agreement”) and is qualified in its entirety by the full text of the Investor Agreement, a copy of which has been filed under Cenovus’s profile at www.sedar.com and with the SEC on EDGAR at www.sec.gov.

The Investor Agreement was entered into upon closing of the Acquisition and will terminate concurrently with the termination of the Registration Rights Agreement, which will terminate when ConocoPhillips and its affiliates collectively hold 3.5% or less of the then outstanding common shares.

During the term of the Investor Agreement, ConocoPhillips and its affiliates shall either (i) vote or cause to be voted all common shares that they own or over which they have control or direction in favour of, or (ii) abstain from voting in respect of all common shares that they own, or over which they have control or direction, in either case in respect of:

(a)	all nominees of our Board or management at any annual or other meeting of our shareholders at which members of the Board are proposed to be elected; and

(b)	any and all other matters in respect of which the Board and management have recommended that our shareholders vote in favour at any meeting of our shareholders,

and, for greater certainty shall not withhold any vote or vote against any of the foregoing. Without limiting the foregoing, ConocoPhillips and its affiliates shall not:

(c)	knowingly take any action in contravention of or adverse to any Board or management nominations or recommendations, including to support the nomination of another individual as a director of Cenovus in lieu of such Board or management nominees; or

(d)	vote for or otherwise support in any manner any shareholder proposal or other matter brought forward or proposed to be brought forward as a matter to be voted upon at any meeting of our shareholders that is not supported, approved and recommended by the Board, and shall vote or cause to be voted all common shares that it owns, or over which it has control or direction against any such proposal or matter.

The Investor Agreement does not provide ConocoPhillips and its affiliates with any contractual consent or approval rights relating to our business and affairs.

During the term of the Investor Agreement, ConocoPhillips and its affiliates are, subject to certain exceptions specified in the Investor Agreement, prohibited from taking certain actions without our prior written consent, including:

•	acquiring ownership of or control or direction over any of our voting securities (including common shares) or voting rights in respect of voting securities or, other than in the ordinary course of business, any assets of Cenovus or our subsidiaries;

•	engaging in any discussion or entering into any agreement or proposing or offering to enter into any take-over bid, arrangement, amalgamation, merger, acquisition of all or substantially all of the assets or other business combination or similar transaction with, or change in control transaction involving, Cenovus or our subsidiaries;

•	soliciting proxies with respect to the voting of any of our securities, or granting any proxy with respect to any of our securities (other than to the named management proxies);

•	requisitioning a meeting of our shareholders or seeking to obtain representation on, or nominating or proposing the nomination of any candidate for election to, the Board;

•	submitting any shareholder proposal or otherwise seeking to advise, control, change or influence our business, operations, management, policies or Board; or

•	entering into any discussions, agreements or understandings with any person with respect to the foregoing.

Under the Investor Agreement, ConocoPhillips is restricted from selling or entering into certain derivative transactions in respect of the common shares for a period of six months following the Acquisition closing date, such period ending November 17, 2017. Following such period ConocoPhillips is restricted, subject to limited exceptions (such as a public offering under the Registration Rights Agreement) and without our prior written consent, in making trades and/or transfers of common shares, (i) pursuant to block trades in amounts of 5% or more of our then-outstanding common shares, or (ii) that would result in a person (or persons acting jointly or in concert) being transferred common shares previously held by ConocoPhillips representing 5% or more of our then-outstanding common shares.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain legal matters relating to Canadian law will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta, Canada and certain legal matters in connection with the offering relating to United States law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

AGENT FOR SERVICE OF PROCESS

Mr. Steven F. Leer, Mr. Richard J. Marcogliese, Mr. Charles M. Rampacek and Ms. Rhonda I. Zygocki are directors of Cenovus who reside outside of Canada. Each of these directors has appointed Cenovus, 2600, 500 Centre Street S.E., Calgary, Alberta, Canada T2G 1A6, as their agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

AUDITOR

Our auditor is PricewaterhouseCoopers LLP, Chartered Professional Accountants. They have prepared: (a) an independent auditor’s report dated February 15, 2017 in respect of our audited annual consolidated financial statements for the year ended December 31, 2016, comprising our consolidated balance sheets as at December 31, 2016 and December 31, 2015 and the consolidated statements of earnings (loss), comprehensive income (loss), shareholders’ equity and cash flows for the years ended December 31, 2016, 2015 and 2014 and the related notes; and (b) audited financial statements of FCCL comprising balance sheets as at December 31, 2016 and January 1, 2016 and the statements of earnings and comprehensive income, partners’ equity and cash flows for the period from January 2, 2016 to December 31, 2016 and the year ended January 1, 2016 and related notes thereto (the “FCCL Statements”), which are contained in the March 2017 Prospectus and incorporated by reference in the BAR, which is itself incorporated by reference herein. PricewaterhouseCoopers LLP has advised that they are independent with respect to us within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of Alberta and the rules of the SEC.

The statements of revenue, royalties and production costs of the Western Canadian Conventional Assets of ConocoPhillips for the years ended December 31, 2016 and December 31, 2015 (the “WCCA Statements”), which are contained in the March 2017 Prospectus and incorporated by reference in the BAR, which is itself incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP is independent in respect of ConocoPhillips within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants (United States).

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

EXPERTS

Information relating to our reserves and resources in certain documents incorporated by reference in this prospectus was prepared by GLJ Petroleum Consultants Ltd. and/or McDaniel & Associates Consultants Ltd. as independent qualified reserves evaluators. The designated professionals, as such term is defined under applicable securities legislation, of GLJ Petroleum Consultants Ltd. and McDaniel & Associates Consultants Ltd., in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed in the second paragraph under “Where You Can Find More Information” in this prospectus;

•	our supplementary information — oil and gas activities (unaudited) for the fiscal year ended December 31, 2016;

•	the consent of our auditor, PricewaterhouseCoopers LLP;

•	the consent of the auditor of the WCCA Statements, Ernst & Young LLP;

•	the consent of our Canadian counsel, Blake, Cassels & Graydon LLP;

•	the consents of our independent qualified reserves evaluators, GLJ Petroleum Consultants Ltd. and McDaniel & Associates Consultants Ltd.;

•	the 2012 Indenture;

•	the 2017 Indenture;

•	powers of attorney from our directors and officers; and

•	the statement of eligibility of the Bank of New York Mellon on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), Cenovus Energy Inc. (“Cenovus”) may indemnify a present or former director or officer of Cenovus or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cenovus or other entity. Cenovus may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of Cenovus, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Cenovus’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from Cenovus as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. Cenovus may advance moneys to a director, officer or other individual for the costs, charges and expenses of an aforementioned proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of Cenovus provide that, subject to the limitations contained in the CBCA, but without limit to the right of Cenovus to indemnify any person under the CBCA or otherwise, Cenovus shall indemnify a director or officer of Cenovus, a former director or officer of Cenovus or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cenovus or other entity, if the individual acted honestly and in good faith with a view to the best interests of Cenovus, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Cenovus’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The by-laws of Cenovus provide that Cenovus may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of a director or officer of Cenovus, a former director or officer of Cenovus, or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, as the Board may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cenovus pursuant to the foregoing provisions, Cenovus has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description

4.1	Annual Information Form of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.2	Audited Consolidated Financial Statements of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.3	Management’s Discussion and Analysis of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.4	Management Information Circular of Cenovus Energy Inc., dated March 3, 2017, relating to the annual meeting of shareholders of Cenovus Energy Inc. held on April 26, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on March 22, 2017) (File No. 1-34513).

4.5	Supplementary Information — Oil and Gas Activities (unaudited) for the fiscal year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.6	Statement of Contingent and Prospective Resources of Cenovus Energy Inc. dated February 15, 2017 (incorporated by reference to Exhibit 99.8 of the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.7	Interim Consolidated Financial Statements (unaudited) of Cenovus Energy Inc. for the period ended June 30, 2017 (incorporated by reference to Exhibit 99.3 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 27, 2017) (File No. 1-34513).

4.8	Management’s Discussion and Analysis of Cenovus Energy Inc. for the period ended June 30, 2017 (incorporated by reference to Exhibit 99.2 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 27, 2017) (File No. 1-34513).

4.9	Material Change Report dated April 5, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on April 6, 2017) (File No. 1-34513).

4.10	Material Change Report dated June 29, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on June 29, 2017) (File No. 1-34513).

4.11	Business Acquisition Report dated July 19, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 19, 2017) (File No. 1-34513).

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of Ernst & Young LLP.

5.3	Consent of Blake, Cassels & Graydon LLP.

5.4	Consent of GLJ Petroleum Consultants Ltd.

5.5	Consent of McDaniel & Associates Consultants Ltd.

6.1*	Powers of Attorney (included in Part III of the initial Registration Statement).

7.1	Indenture, dated as of August 17, 2012, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference to the Form 6-K of Cenovus Energy Inc. filed with the Securities and Exchange Commission on June 12, 2014) (File No. 1-34513).

7.2*	Indenture, dated as of April 7, 2017, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee.

7.3*	Statement of Eligibility of The Bank of New York Mellon on Form T-1.

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrent with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on October 10, 2017.

CENOVUS ENERGY INC.

By:	/s/ Brian C. Ferguson
Name: Brian C. Ferguson
Title: President & Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian C. Ferguson	President & Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2017

* Ivor M. Ruste	Executive Vice-President & Chief Financial Officer (Principal Financial and Accounting Officer)	October 10, 2017

* Patrick D. Daniel	Chair of the Board of Directors	October 10, 2017

* Susan F. Dabarno	Director	October 10, 2017

* Ian W. Delaney	Director	October 10, 2017

* Steven F. Leer	Director	October 10, 2017

* Richard J. Marcogliese	Director	October 10, 2017

* Claude Mongeau	Director	October 10, 2017

* Charles M. Rampacek	Director	October 10, 2017

* Colin Taylor	Director	October 10, 2017

* Wayne G. Thomson	Director	October 10, 2017

* Rhonda I. Zygocki	Director	October 10, 2017

*By:	/s/ Gary F. Molnar Gary F. Molnar	Attorney-in-Fact	October 10, 2017

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Cenovus Energy Inc. in the United States, on October 10, 2017.

CENOVUS DOWNSTREAM SERVICES LLC

By:	/s/ Larry A. Hofstetter
Name: Larry A. Hofstetter
Title: President

EXHIBITS INDEX

Exhibit Number	Description

4.1	Annual Information Form of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.2	Audited Consolidated Financial Statements of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.3	Management’s Discussion and Analysis of Cenovus Energy Inc. for the year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.4	Management Information Circular of Cenovus Energy Inc., dated March 3, 2017, relating to the annual meeting of shareholders of Cenovus Energy Inc. held on April 26, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on March 22, 2017) (File No. 1-34513).

4.5	Supplementary Information — Oil and Gas Activities (unaudited) for the fiscal year ended December 31, 2016 (incorporated by reference to the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.6	Statement of Contingent and Prospective Resources of Cenovus Energy Inc. dated February 15, 2017 (incorporated by reference to Exhibit 99.8 of the Form 40-F of Cenovus Energy Inc. filed with the Securities and Exchange Commission on February 16, 2017) (File No. 1-34513).

4.7	Interim Consolidated Financial Statements (unaudited) of Cenovus Energy Inc. for the period ended June 30, 2017 (incorporated by reference to Exhibit 99.3 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 27, 2017) (File No. 1-34513).

4.8	Management’s Discussion and Analysis of Cenovus Energy Inc. for the period ended June 30, 2017 (incorporated by reference to Exhibit 99.2 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 27, 2017) (File No. 1-34513).

4.9	Material Change Report dated April 5, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on April 6, 2017) (File No. 1-34513).

4.10	Material Change Report dated June 29, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on June 29, 2017) (File No. 1-34513).

4.11	Business Acquisition Report dated July 19, 2017 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on July 19, 2017) (File No. 1-34513).

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of Ernst & Young LLP.

5.3	Consent of Blake, Cassels & Graydon LLP.

5.4	Consent of GLJ Petroleum Consultants Ltd.

5.5	Consent of McDaniel & Associates Consultants Ltd.

6.1*	Powers of Attorney (included in Part III of the initial Registration Statement).

7.1	Indenture, dated as of August 17, 2012, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference to the Form 6-K of Cenovus Energy Inc. filed with the Securities and Exchange Commission on June 12, 2014) (File No. 1-34513).

7.2*	Indenture, dated as of April 7, 2017, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee.

7.3*	Statement of Eligibility of The Bank of New York Mellon on Form T-1.

*	Previously filed.